STATEMENT PURSUANT TO SECTION 10-602
                   OF THE ARIZONA BUSINESS CORPORATION ACT OF
                             AUTO NETWORK USA, INC.


We, Mike Stuart and Jeff Erskine, being the President and Secretary, respectively, of AUTO NETWORK USA, INC., a corporation organized and existing under the laws of Arizona (the "Corporation"), DO HEREBY CERTIFY that, pursuant to authority conferred upon the Board of Directors by the Articles of Incorporation and Section 10-602 of the Arizona Business Corporation Act, the Board of Directors, by unanimous written consent dated February 2, 1998, adopted the following resolution providing for the issuance of a series of Preferred
Stock:

         RESOLVED, that upon the shareholders having adopted and approved the amendment to the Articles of Incorporation thereby vesting in the Board of Directors the requisite authority, a series of Preferred Stock shall be established, the distinctive designation of which shall be "Series A Preferred Stock" (such series being hereinafter called "Series A"), and the preferences and relative, participating, optional or other special rights of Series A, and the qualifications, limitations or restrictions thereof shall be as follows:

         (i) The number of shares which shall constitute Series A shall be 6,750 which number of shares may be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by resolution of the Board of Directors.

         (ii) Each share of Series A shall be convertible into 1,111 shares of Common Stock of the Corporation at any time beginning March 1, 1998, at the option of the holder.

         (iii) The amount payable on shares of Series A upon the liquidation, dissolution or winding-up of the affairs of the Corporation shall be $100 per share.

         (iv) Each share of Series A shall be entitled to one vote per share.

         (v) The shares of Series A shall not have any relative powers, preferences and rights, nor any qualifications, limitations or restrictions thereof, other than as set forth herein or in the Statement Pursuant to Section 10-602 of the Arizona Business Corporation Act.

IN WITNESS WHEREOF, we have hereunto set our hands and seals as President and Secretary, respectively, of the Corporation this 16th day of February, 1998, and we hereby affirm that the foregoing Certificate is our act and deed and the act and deed of the Corporation and that the facts stated therein are true.



/s/MIKE STUART                                    /S/JEFF ERSKINE
Mike Stuart, President                            Jeff Erskine, Secretary

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